                                                                    EXHIBIT 99.1

[MERIDIAN RESOURCE                   NEWS
CORPORATION LOGO]
--------------------------------------------------------------------------------


                   THE MERIDIAN RESOURCE CORPORATION ANNOUNCES
                           FIRST QUARTER 2005 RESULTS

     Houston, Texas - May 10, 2005 - The Meridian Resource Corporation (NYSE:
     TMR) today announced first quarter 2005 results, which include:

           o Oil and gas revenues of $50.1 million, an increase of approximately 9% over the $46.1 million for the comparable period for 2004

           o Net Income applicable to common shareholders of $6.1 million, compared to $5.3 million for the same period for 2004, for an increase of approximately 16%, representing $0.07 per diluted common share, compared to $0.08 per diluted common share for the corresponding period of 2004.

           o Discretionary cash flows of $37.0 million compared to $35.7 million representing an increase in discretionary cash flow of approximately 4%, primarily a result of higher price realizations on the Company's crude oil and natural gas sales.

           o Oil and natural gas production volumes of 7,765 million cubic feet of gas equivalent ("Mmcfe"), or 86.3 Mmcfe per day, compared to 8,596 Mmcfe, or 94.5 Mmcfe per day, for the comparable quarter of 2004, primarily as a result of the Company's Thibodeaux #3 well being off production for the entire first quarter of 2005.

           o Average prices for its oil and gas sales of $6.46 per thousand cubic feet of gas equivalent ("Mcfe") compared to $5.37 per Mcfe for an increase of approximately 20% over the first quarter 2004.

           o Continued development operations in the Company's Biloxi Marshlands ("BML") play with the acquisition of 142 square miles of new proprietary 3-D data and the extension of its exploration and production activities, including extension of its pipeline and production facilities to new areas within the BML project area plus the expansion of the Company's new exploration plan to its Ramos Complex area.

     Total shares outstanding on a fully diluted basis for the first quarter 2005 equaled 85.0 million shares compared to 68.3 million shares for the first quarter 2004 and accounted for the per share difference in earnings.

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                                                                     Page 1 of 7
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     Lease operating expenses totaled $4.7 million for the three months ended
     March 31, 2005 compared to $3.0 million for the three months ended March
     31, 2004. The increase in lease operating expenses reflects the addition of new wells in the Company's Biloxi Marshlands project area and a higher level of workover expenses primarily in the Company's Weeks Island, Ramos and several non-operated offshore fields. The additional workover expenses are anomalous and not expected to reoccur on an ongoing basis from quarter to quarter.

     Severance and ad valorem taxes increased by $0.3 million between the comparable quarterly periods primarily due to the higher realized price received for the Company's crude oil sales coupled with an increase in the per Mcf tax rate for the Company's natural gas sales between the periods.

     Depletion and depreciation expense totaled $25.3 million for the first quarter of 2005 compared to $23.7 million for the first quarter of 2004. The increase was primarily the result of an increase in the depletion rate as compared to the 2004 period, partially offset by a decrease in oil and natural gas production.

     General and administrative expenses increased by $1.8 million from $3.2 million for the first quarter of 2004 to $5.0 million for the first quarter of 2005. The increase in general and administrative expense was primarily the result of increased professional services, accounting fees and increased operating activity. On a per unit basis, general and administrative expenses increased to $0.65 per Mcfe for the three months ended March 31, 2005 compared to $0.37 for the corresponding three month period of 2004.

     Interest expense decreased by $1.2 million, or 55%, to $1.0 million for the quarter ended March 31, 2005, from $2.2 million for the quarter ended March 31, 2004, due to lower outstanding borrowings. Since March 31, 2004, the Company repaid an aggregate of $51.9 million of debt including $41.9 million paid toward its senior secured credit agreement and $10.0 million paid on its subordinated note. As of March 31, 2005, the Company's debt to total capitalization ratio was 18% compared to 32% as of March 31, 2004.

     Subsequent to March 31, 2005, all of the Company's remaining issued and outstanding Series "C" Redeemable Convertible Preferred Stock was converted into shares of its Common Stock. As a result of the April 2005 conversions, the Company will realize an annual cash savings of approximately $2.6 million.

     On the operational front, since January 1, 2005, the Company has placed the following wells on production: the South Apollo (BML) - LA Prejean No. 1 well at 5.3 Mmcfe/d; the Hornets Nest - BML No. 28-1 well at 3.7 Mmcfe/d; the Hornets Nest - SL 18041 No. 1 well at 4.3 Mmcfe/d; and the Ramos Complex - CL&F No. 71 well at 3.7 Mmcfe/d. The Company's Thibodeaux No. 3 well was placed on production during May 2005 after testing at a rate of
     3.3 Mmcf/d, 35 BOPD and 780 BWPD at 7,604 pounds per square inch (psi). The Company recently announced that it had tested its String of Pearls - SL 18315 No. 1 well at a stabilized gross daily flow rate of 6.2 Mmcfe per day through five feet of perforations between 5,883 feet and 5,888 feet. Electric log analysis indicated approximately 70 feet of gas pay in the well. In addition, the company has drilled and logged the Avoca 5-2 well in the Ramos Complex with expectations to test the well within the next seven days. Upon completion of work on the Avoca 5-2 well the Company intends to utilize this drilling rig to drill its Avoca 6-1 well and additional drilling rigs are currently drilling the Company's CL&F No. 72 well in its Ramos Complex and the Pan - SL 18157 #1 well in the BML project area. Additional permits have been received in the Company's key areas of exploration with expectations to utilize on a continuing basis 3-4 drilling rigs throughout the

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                                                                     Page 2 of 7
     remainder of the year without interruption. The Company's capital expenditure program is currently set at approximately $139 million with an exposure to significant new reserve additions.

NON-GAAP FINANCIAL MEASURE

     In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." Management believes this measure is a financial indicator of our company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

CONFERENCE CALL INFORMATION

     Meridian invites you to listen to its conference call which will discuss those results on May 10, 2005 at 10:00 AM Central Time. Please call 1-800-688-0836 (US/Canada) or 1-617-614-4072 (International) by using the Conference ID #83725518. A digitized replay will be available for twenty-four hours following the live broadcast at 1-888-286-8010 (US/Canada) or 1-617-801-6888 (International) by using the Conference ID #78678269.

     In addition, the conference call may be listened to live over the Internet at www.tmrc.com. To listen to the live call please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay over the Internet will also be available shortly after the call.

SAFE HARBOR STATEMENT AND DISCLAIMER
Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

These and other risks are described in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and Form 10-Q.

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The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."
================================================================================

                                                   FOR MORE INFORMATION CONTACT:
                                   John Collins or Steven Ives at (281)-597-7000
                             Meridian Resource Corporation Website: www.tmrc.com



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                     Fax (281) 558-5744    o    www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                             SUMMARY OPERATIONS DATA
                (In thousands, except prices and per share data)
                                   (Unaudited)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                    -----------------------------
                                                                      2005        2004        %
                                                                    -------     -------     -----
    Production:
       Oil (Mbbl)                                                       260         311      (16%)
       Natural Gas (Mmcf)                                             6,203       6,729       (8%)
       Mmcfe                                                          7,765       8,596      (10%)
       Mmcfe (Daily Rate)                                              86.3        94.5       (9%)

    Average Prices:
       Oil (per Bbl)                                                $ 33.99     $ 25.10       35%
       Natural Gas (per Mcf)                                           6.66        5.70       17%
       Per Mcfe                                                        6.46        5.37       20%

    Oil and Natural Gas Revenues                                    $50,132     $46,140        9%
    Lease Operating Expenses                                          4,683       3,008       56%
       Per Mcfe                                                        0.60        0.35       71%
    Severance and Ad Valorem Taxes                                    2,632       2,317       14%
       Per Mcfe                                                        0.34        0.27       26%
    General and Administrative Expense                                5,013       3,204       56%
       Per Mcfe                                                        0.65        0.37       76%
    Interest Expense                                                    985       2,169      (55%)
         Per Mcfe                                                      0.13        0.25      (48%)

    Discretionary Cash Flow (1)                                     $36,967     $35,660        4%
       Per Mcfe                                                     $  4.76     $  4.15       15%

    Net Earnings Applicable to Common Stockholders                  $ 6,127     $ 5,287       16%
       Per Common Share (Basic)                                     $  0.08     $  0.08       --%
       Per Common Share (Diluted)                                   $  0.07     $  0.08      (13%)

    (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.




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                     Fax (281) 558-5744    o    www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except per share)
                                   (Unaudited)


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                      -------------------------
                                                                        2005             2004
                                                                      --------         --------
     Revenues:
         Oil and natural gas                                          $ 50,132         $ 46,140
         Interest and other                                                (88)              52
                                                                      --------         --------
          Total revenues                                                50,044           46,192
                                                                      --------         --------

     Operating costs and expenses:
         Oil and natural gas operating                                   4,683            3,008
         Severance and ad valorem taxes                                  2,632            2,317
         Depletion and depreciation                                     25,322           23,701
         General and administrative                                      5,013            3,204
         Accretion expense                                                 251              119
                                                                      --------         --------
          Total operating costs & expenses                              37,901           32,349
                                                                      --------         --------

     Net earnings before interest and income taxes                      12,143           13,843

     Other expenses:
         Interest expense                                                  985            2,169
         Debt conversion expense                                            --            1,188
         Taxes on income:
              Current                                                      590            1,000
              Deferred                                                   3,710            2,900
                                                                      --------         --------
           Total other expenses                                          5,285            7,257

     Net earnings                                                        6,858            6,586

     Dividends on preferred stock                                          731            1,299
                                                                      --------         --------
     Net earnings applicable to common stockholders                   $  6,127         $  5,287
                                                                      ========         ========

     Net earnings per share:
      - Basic                                                         $   0.08         $   0.08
                                                                      ========         ========
      - Diluted                                                       $   0.07         $   0.08
                                                                      ========         ========

     Weighted average common shares outstanding:
      - Basic                                                           79,271           63,010
                                                                      ========         ========
      - Diluted (giving effect to anti-dilution)                        85,024           68,341
                                                                      ========         ========




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                     Fax (281) 558-5744    o    www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                       MARCH 31,2005          DECEMBER 31,
                                                                        (UNAUDITED)              2004
                                                                       -------------          ------------
     ASSETS

     Cash and cash equivalents                                           $  17,367             $  24,297
     Other current assets                                                   26,678                36,622
                                                                         ---------             ---------
           Total current assets                                             44,045                60,919
                                                                         ---------             ---------

     Property, equipment and other assets                                  461,181               451,473
                                                                         ---------             ---------
           Total assets                                                  $ 505,226             $ 512,392
                                                                         =========             =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities                                                 $  50,877             $  58,681

     Long-term debt                                                         75,129                75,129

     Other liabilities                                                      31,405                30,952

     Redeemable convertible preferred stock                                 30,864                31,589

     Common stockholders' equity                                           316,951               316,041
                                                                         ---------             ---------
           Total liabilities and stockholders' equity                    $ 505,226             $ 512,392
                                                                         =========             =========




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1401 Enclave Parkway, Suite 300   o   Houston, Texas 77077   o   (281) 597-7000
                     Fax (281) 558-5744    o    www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                                 (In thousands)
                                   (Unaudited)



                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                          2005          2004
                                                                        --------      --------
     RECONCILIATION OF DISCRETIONARY CASH FLOW TO NET CASH PROVIDED
     BY OPERATING ACTIVITIES:

     DISCRETIONARY CASH FLOW                                            $ 36,967      $ 35,660
     Adjustments to reconcile discretionary cash flow to net cash provided by operating activities:
          Interest on convertible sub-debt (net of tax)                       --          (270)
          Net changes in working capital                                  (6,833)        1,650
                                                                        --------      ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                          $ 30,134      $ 37,040
                                                                        ========      ========




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                     Fax (281) 558-5744    o    www.tmrc.com
                                                                     Page 7 of 7